Exhibit 99.1


                    [Franklin Capital Corporation Letterhead]


Stephen L. Brown
Chairman
                                                             June 2, 2004


Mr. Milton "Todd" Ault, III
Ault Glazer & Co.
100 Wiltshire Blvd.
15th Floor
Santa Monica, California 90401

Dear Mr. Ault:

           I have received, and I have forwarded to the Board of Directors of Franklin, your letter dated June 1, 2004. According to the Schedule 13D filings made by you and Ault Glazer & Company Investment Management LLC, your group's acquisition of shares of Franklin began on May 12, 2004, less than three weeks ago. In your June 1 letter, you request that the entire Board of Directors of Franklin resign by today, due to unspecified allegations of supposedly inappropriate conduct.

           I can think of few acts of corporate governance that would be less appropriate (or more outrageous) than an entire board of directors resigning in response to any such letter, but especially one from a group that has been a stockholder for all of three weeks. If you believe you have worthy candidates to join Franklin's Board of Directors at our next stockholder meeting, the Board would be pleased to consider their candidacy. Please feel free to send us biographical and any other information you would like with respect to any such candidates. In addition, as we indicated to you in our meeting of May 19, 2004, the Board would be happy to consider any specific plans you may have to increase stockholder value and/or recapitalize Franklin, as you had suggested at the May 19th meeting. As of today, we have received no information from you regarding those plans, but representatives of Franklin, including the Board of Directors, remain available to discuss your specific plans in that regard.



                                                       Sincerely,

                                                       /s/ Stephen L. Brown

                                                       Stephen L. Brown
                                                       Chairman of the Board